Exhibit 99.2

Q3 2011 Earnings Prepared Remarks

Summary Results

Total revenue in the third quarter of 2011 for Tessera Technologies, Inc. (the “Company” or “we”) was $59.3 million, compared to total revenue of $82.1 million in the third quarter of 2010. Micro-electronics revenue for the third quarter of 2011 was $50.3 million, compared to $72.0 million in the prior year third quarter. Excluding one-time items and the impact of volume pricing adjustments, third quarter Micro-electronics 2011 revenue was down approximately $5 million as compared to the third quarter of 2010, due to lower year-over-year units reported in aggregate by our licensees. Imaging & Optics total revenue was $9.0 million, compared to third quarter 2010 Imaging & Optics revenue of $10.1 million.

In the third quarter of 2011, the decline in the Company’s stock price resulted in the Company’s market capitalization falling below its net book value of equity for an extended period of time. In accordance with Accounting Standards Codification 350, “Intangibles - Goodwill and Other,” the Company was required to perform an impairment analysis and, based on preliminary goodwill impairment tests, the Company recorded a goodwill impairment charge of $49.7 million in the third quarter of 2011, all of which related to the Imaging & Optics segment.

In connection with its action taken in compliance with these accounting standards, the Company notes that the application of these standards in this instance was triggered by recent past stock performance, rather than the Company’s expectations about its future prospects. As a result, the action taken, if viewed in isolation, may suggest an incomplete picture of the Company and its prospects. Although the Company recorded a goodwill impairment charge against its Imaging & Optics segment, which operates through its DigitalOptics Corporation subsidiary (DOC), the Company strongly believes that DOC, with its strategy, new management, and increased investment, represents a significant growth opportunity.

Inclusive of the goodwill impairment charge, the Company had a third quarter of 2011 GAAP Net Loss of $44.7 million, or ($0.87) per basic share. Non-GAAP Net income was $10.6 million, or $0.20 per diluted share. Third quarter of 2010 GAAP Net income was $19.0 million, or $0.38 per diluted share. Third quarter of 2010 Non-GAAP Net income was $27.0 million, or $0.52 per diluted share.

Cash, cash equivalents, and investments at September 30, 2011, were $535.6 million, an increase of $8.5 million in the quarter.

Company Overview

Tessera Technologies, Inc. is comprised of two business segments: Micro-electronics and Imaging & Optics. The Company’s primary markets are computing, mobile, and consumer optics. Consumer devices such as notebooks, smartphones, and digital still cameras throughout the world contain patented semiconductor technology from the Company’s Micro-electronics patent portfolios as well as Imaging & Optics technologies and patents.

In the third quarter of 2011, the Company expanded its Board of Directors with the appointment of a new board member, Anthony “Tony” J. Tether, Ph.D. Dr. Tether, formerly the long-term Director of the Defense Advanced Research Projects Agency (DARPA) brings to the Company more than 40 years of industrial and government experience and an expansive contact network.

As previously announced, in July 2011 the Company appointed Richard Chernicoff President of the Intellectual Property and Micro-electronics division of Tessera, Inc., a wholly owned subsidiary of the Company.

Segment Review

Micro-electronics

The Micro-electronics segment, which operates through two subsidiaries, Tessera, Inc. and Invensas Corporation (Invensas), is a patent licensing business that monetizes its patent portfolios through long-term, high-value, running-royalty license agreements. Its patent portfolios primarily cover semiconductor packaging and semiconductor circuitry. The segment’s revenue consists predominately of per unit royalties paid for use of its patents and technologies under license agreements, which have typically provided licensees access to more than 200 U.S. and foreign Tessera, Inc. patents. The last of the Tessera, Inc. patents will expire in 2030.

The Micro-electronics segment offers patents and patented technologies to companies through either a Tessera, Inc. license, an Invensas license (Invensas intellectual property is not covered by Tessera, Inc. license agreements), or both.

Micro-electronics’s near term objective is renewing or relicensing three memory licensees whose license agreements with Tessera, Inc. are scheduled to expire in May 2012, and obtaining new licenses for the Invensas portfolio from these companies. These customers are Hynix Semiconductor, Inc., Micron Technology, Inc., and Samsung Electronics Co., Ltd. Micro-electronics’s licensing efforts are supported by the strength of its patent portfolios, the experience and expertise of its licensing and litigation teams, its strong balance sheet, and next-generation technologies such as its multi-die Face Down (xFD) advanced packaging platform.

xFD addresses the upcoming needs of key market segments such as tablets, servers and mobile handsets, while using existing wire-bond manufacturing infrastructure. As such, it provides a bridge to 3-Dimensional Integrated Circuit (3D-IC) packaging technology, including Through-Silicon Via (TSV), a vital next generation semiconductor packaging platform. Invensas is currently working with the semiconductor manufacturing supply chain to qualify multiple xFD assembly and test sources. In addition, Invensas is driving demand through OEM design engagements. In September 2011, Invensas demonstrated high performance servers using xFD at Intel’s Develop Forum in San Francisco and announced in October 2011, that NANIUM S.A. is the first company to offer Invensas xFD packaging technology in volume.

In October 2011, Invensas acquired the patent assets of ALLVIA, Inc. The majority of the 64 patents and patent applications relate to 3D-IC packaging technology, including TSV. In addition, Invensas entered into a two year collaborative partnership with ALLVIA to further develop technology and intellectual property in the 3D-IC space. Future generation memory and mobile products require 3D-IC and interposer based packaging in order to meet challenging data bandwidth and power reduction targets. This IP portfolio purchase, along with the collaboration on further 3D-IC development, marks another critical step on Invensas’ path of continued innovation in next generation packaging technologies.

Finally, Tessera, Inc. continues to make progress in the commercialization of its innovative silent air cooling technology, which is targeted at the ultra thin elite laptop market. On the design front, Tessera, Inc.’s chosen vendors are currently building initial product for delivery to specified OEMs for advanced design work. With regards to manufacturing, management expects to have the supply chain in place by year end for outsourced, mass production of the product.

Imaging & Optics

The Imaging & Optics segment, which operates through DOC, offers solutions that include licensable image processing technologies such as auto focus, zoom, red-eye correction, face tracking, smile and blink detection, as well as Micro-Optics and Micro Electro Mechanical Systems (MEMS) products. The primary end market for the segment is camera modules. The segment also licenses its image processing technologies into the digital still camera market and manufactures and sells optical products into special applications.

Multiple DOC technologies are in consumer mobile devices in the market today. DOC’s image processing technologies such as red eye correction can be found in Samsung chipsets for major OEM smartphones. 35 Nokia handset models have used or are currently using DOC’s Extended Depth of Field (EDoF) technology. Many smartphones contain image sensors packaged with DOC’s wafer level packaging technology.

Nokia Corporation was the first adopter of DOC’s innovative EDoF technology. In the third quarter of 2011, DOC expanded the list of end customers employing EDoF technology, one of which is a Tier 1 North America based handset maker.

Looking towards 2012, management believes its MEMS Auto-Focus will begin to be a significant growth driver for DOC in the second half of the year. The MEMS Auto-Focus technology is disruptive, with the potential to displace the existing Voice Coil Motor (VCM) technology used in cameras in mobile devices today, an approximately $1 billion market. DOC is putting in place the outsourced supply chain to support anticipated product ramp plans, with plans for significantly higher volume capability in the second half of 2012.

Long-term, DOC’s management is pursuing a strategy of developing and delivering a new class of compact camera module designs with the goal of becoming a world-wide leader in supplying integrated imaging solutions.

Patent Assets

We foster innovation and dedicate significant resources to inventing and acquiring new technologies. High-quality patents are the international currency of innovation. As of Sept. 30, 2011, the Company and its subsidiaries owned more than 2,550 domestic and international patents and patent applications. More than 1,425 of these patents and patent applications are for technologies related to our Micro-electronics segment. More than 1,125 patents and patent applications are for technologies related to our Imaging & Optics segment. The last of the patents will expire in 2030.

As of Oct. 31, 2011, Invensas has invested more than $60 million in the past three years acquiring patents it believes will assist in its efforts renewing or obtaining new licenses.

Financial Discussion

Quarterly Revenue

	Q3 2011	Q3 2010	Y-o-Y %	Q2 2011	Q-o-Q %
Total Revenue	$59.3	$82.1	(28%)	$70.7	(16%)
Micro-electronics	$50.3	$72.0	(30%)	$60.5	(17%)
Imaging & Optics	$9.0	$10.1	(10%)	$10.2	(12%)
Imaging & Optics – Royalties	$3.7	$3.2	16%	$3.7	(1%)

(in millions, except %)

Revenue for the third quarter of 2011 was $59.3 million, as compared to our revenue guidance of approximately $60 million. The slight shortfall to guidance was due to lower than anticipated product sales in our Imaging & Optics Segment.

Total Micro-electronics revenue was $50.3 million, as compared to our revenue guidance of approximately $50 million. As compared to the second quarter of 2011, revenue was down $10.2 million primarily due to the volume pricing adjustments from two major DRAM manufacturers that negatively impacted our third quarter revenue sequentially by $8.5 million. In addition, in the second quarter of 2011, the Company recognized a one-time license fee of $1.0 million and an audit payment of $0.7 million, both of which did not occur in the third quarter of 2011. Apart from one-time items and the impact of volume pricing adjustments the Company has with two of its major DRAM manufacturer licensees, third quarter 2011 revenues were flat sequentially.

Relative to the prior year, third quarter 2011 Micro-electronics revenue was down $21.7 million, or 30%. Third quarter 2010 revenue benefitted from approximately $8.7 million in revenue from five licensees or former licensees who are in breach of contract or have not renewed their license agreements. We did not receive payment in the third quarter 2011 from these companies. Third quarter 2010 revenue also benefitted from a payment of $6.0 million from United Test and Assembly Center Ltd., which was part of a $15 million 2010 settlement. Excluding aforementioned items and the impact of volume pricing adjustments, third quarter 2011 revenue was down approximately $5 million as compared to the third quarter of 2010, due to lower year-over-year units reported in aggregate by our licensees.

Imaging & Optics total revenue in the third quarter of 2011 was $9.0 million. Royalty and license revenue was $4.9 million, flat quarter-over-quarter and up 24% year-over-year. Royalties were $3.7 million, flat sequentially and up 16% year-over-year. Products and services revenue was $4.1 million, a decrease of $1.2 million sequentially, related to lower lithography sales in our Micro-Optics product line.

Quarterly GAAP Results

Total GAAP operating expenses in the third quarter of 2011 were $106.4 million, as follows

•	Cost of revenues: $5.6 million

•	R&D: $18.7 million

•	SG&A: $20.4 million

•	Litigation expense: $9.1 million

•	Restructuring expense: $2.9 million, and

•	Impairment of goodwill: $49.7 million.

As discussed above under the caption “Summary Results”, in accordance with “Accounting Standards Codification 350, Intangibles - Goodwill and Other,” the Company was required to perform an impairment analysis in the third quarter of 2011. Based on preliminary goodwill impairment tests, the Company recorded a goodwill impairment charge of $49.7 million in the quarter.

Included in the GAAP operating expenses above are the following:

•	Stock-based compensation expense: $5.4 million, and

•	Amortization of acquired intangibles: $4.3 million

In addition, other income, net of expense, was $0.7 million, and GAAP tax benefit was $1.7 million.

Third quarter total GAAP operating expenses were up 97% or $52.3 million quarter-over-quarter. The sequential increase was mainly due to the impairment of goodwill charge of $49.7 million, restructuring expense of $2.9 million related to the closure of our Japan development facility, higher litigation expense, up $1.9 million, offset by lower stock-based compensation expense, which was $3.4 million lower.

As a reminder, in the second quarter of 2011, the Company’s stock-based compensation expense was $8.8 million, and included expense related to the departure of two executive members of the Company’s management team.

Quarterly GAAP Net Income (Loss) and Earnings (Loss) Per Share

	Q3 2011	Q3 2010	Q2 2011
GAAP Net Income (Loss)	($44.7)	$19.0	$11.6
GAAP Earnings (Loss) Per Share	($0.87)	$0.38	$0.23
Fully Diluted Shares	51,364	50,476	51,442

(in millions, except per share and % data)

Quarterly Non-GAAP Results

Total Non-GAAP operating expenses in the third quarter of 2011 were $47.0 million, as follows:

•	Cost of revenues: $3.8 million

•	R&D: $16.1 million

•	SG&A: $15.1 million

•	Litigation expense: $9.1 million, and

•	Restructuring expense: $2.9 million.

Third quarter total Non-GAAP operating expenses were up $5.9 million or 14% quarter-over-quarter primarily related to the aforementioned $2.9 million restructuring expense recognized in the third quarter of 2011, higher litigation expenses of $1.9 million, research and development expenses of $0.5 million, SG&A expenses of $0.3 million, and cost of revenues of $0.3 million

Non-GAAP results exclude stock-based compensation, charges for acquired in-process research and development, acquired intangibles amortization, impairment charges on long-lived assets and goodwill, and related tax effects. We have included a detailed reconciliation between our GAAP and Non-GAAP net income (loss) in both our earnings release and on our web site for your convenient reference.

Quarterly Non-GAAP Net Income and EPS

Tax adjustments in the third quarter of 2011 for Non-GAAP items were approximately $4.1 million.

	Q3 2011	Q3 2010	Y-o-Y %	Q2 2011	Q-o-Q %
Non-GAAP Net Income	$10.6	$27.0	(61%)	$21.4	(50%)
Non-GAAP EPS	$0.20	$0.52		$0.41
Fully Diluted Shares	52,590	51,599		52,525

(in millions, except per share and % data)

Balance Sheet Metrics

We ended the quarter with $535.6 million in cash, cash equivalents, and investments, an $8.5 million increase over the prior quarter. Net cash provided by operations for the quarter was $12.8 million. We had $5.0 million of patent purchases and $1.1 million of capital expenditures in the third quarter of 2011.

Fourth Quarter 2011 Guidance

We will provide quarterly financial guidance after the second month of a quarter. We believe that providing guidance at this later point in the quarter will provide greater visibility to investors because we will typically have received and reviewed the majority of our royalty reports before guidance is provided.

Litigation Review

On Oct. 28, 2011, Tessera, Inc. filed its brief in opposition to the petitions for a writ of certiorari from the respondents in Tessera, Inc.’s ITC 605 Wireless case

On Aug. 30, 2011, the U.S. Court of Appeals for the Federal Circuit denied Tessera, Inc.’s petition for rehearing in the International Trade Commission (ITC)630 DRAM case. In this case, the Federal Circuit affirmed that U.S. Patent No. 5,663,106 was valid, infringed as to the accused µBGA products, but not infringed as to the accused wBGA products, and affirmed that Tessera, Inc.’s patent rights were exhausted as to certain accused products purchased from Tessera, Inc. licensees. Tessera, Inc. has until Dec. 28, 2011, to petition the U.S. Supreme Court for a writ of certiorari.

With regard to both the ITC 605 and ITC 630 cases, Tessera, Inc. intends to pursue the related district court lawsuits and pursue these patent infringement lawsuits after the stays currently in effect in those lawsuits are lifted, which is expected to occur once the appellate process is completed.

On Sept. 30, 2011, the U.S. Court of Appeals for the Federal Circuit issued a ruling reversing a lower court decision that had dismissed a lawsuit brought by Powertech Technology Inc. (PTI) against Tessera, Inc. requesting a declaratory judgment of noninfringement and invalidity of Tessera, Inc.’s U.S. Patent No. 5,663,106. The Court of Appeals remanded the matter back to the District Court for further proceedings. The appellate court’s decision is not a ruling on the merits of PTI’s claims. Tessera, Inc. has the option to petition the panel and/or the full Court of Appeals for rehearing by November 14, 2011, and to petition the U.S. Supreme Court for a writ of certiorari within 90 days after entry of the judgment or any requests for rehearing are denied, whichever is later.

On Oct. 6, 2011, Tessera, Inc. received a letter from PTI that (1) alleged certain breaches by Tessera, Inc. of its license agreement with PTI, (2) stated PTI’s intent to terminate that agreement if such breaches are not cured to its satisfaction within sixty days, and (3) demanded that Tessera, Inc. return to PTI all royalties PTI has paid under that agreement since Dec. 7, 2007. PTI is a material customer of Tessera, Inc. Tessera, Inc. disagrees with the assertions in the PTI letter regarding breach of contract, and believes the likelihood that Tessera, Inc. will be required to return already-paid royalties is remote.

On Aug. 15-21, 2011, a 7-day hearing on the merits of Phase II of the Tessera, Inc. arbitration against Amkor Technology was held. Closing arguments are scheduled for Nov. 7, 2011. On May 26, 2011, Tessera, Inc. filed an additional request for arbitration against Amkor before the International Chamber of Commerce.

The final remaining aspects of the pretrial phase of Tessera, Inc.’s antitrust lawsuit against Hynix Semiconductor Inc. are progressing, but the California Superior Court in San Francisco has not yet set a trial date.

In addition, Tessera, Inc. continues to pursue the lawsuit it initiated against UTAC Taiwan Corporation in the U.S. District Court for the Northern District of California for breach of contract and breach of the covenant of good faith and fair dealing. Tessera, Inc. continues to pursue the patent infringement lawsuit it initiated against Sony Corporation, Sony Electronics, Inc. and Renesas Electronics Corporation in the U.S. District Court for the District of Delaware. Tessera, Inc. continues to pursue the lawsuit it initiated against Sony for breach of contract and breach of the covenant of good faith and fair dealing in the U.S. District Court for the Northern District of California. Invensas Corporation continues to pursue the patent infringement lawsuit it initiated against Renesas in the U.S. District Court for the District of Delaware. All of these cases are in their early stages.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results, the impact of changes to executive management and the board of directors, growth of the Company’s served markets, industry and technology trends, use of the Company’s technology in additional applications, growth opportunities, growth drivers, the characteristics, benefits, features, disruptive qualities and potential of the Company’s technologies and products, future investment and development resources, ability to address upcoming needs of key market segments, the expansion of the Company’s intellectual property portfolios, the benefits of Invensas’ acquisition of the ALLVIA patent assets and its partnership with ALLVIA, the impact of PTI’s letter, the ability to renew or relicense memory licensees with expiring contracts, DOC’s outsourced supply chain plans, and the Company’s intellectual property protection efforts, including litigation, as well as the provision of financial guidance for the fourth quarter of 2011. Material factors that may cause results to differ from the statements made include changes to the Company’s plans or operations relating to its businesses and groups, market or industry conditions; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; failure to identify or complete a favorable transaction with respect to the Imaging & Optics business; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of these prepared remarks. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and Form 10-Q for the period ended June 30, 2011, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in these remarks. Although these remarks may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in these remarks provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations (available in the Company’s earnings release and on its website) to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.